Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Edward R. Tetreault (“Tetreault”) and Exide Technologies, a Delaware Corporation, with offices at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 (“Exide”).

WHEREAS, on October 4, 2011, Exide Technologies notified Tetreault that his employment was terminated effective October 4, 2011. (“Termination Date”).

WHEREAS, Exide and Tetreault desire to effect a final settlement of any and all issues raised by Tetreault’s hiring by, employment with, and separation from Exide.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Exide and Tetreault agree and covenant as follows:

1. Payments and Benefits. On or after the Effective Date of this Agreement, as defined herein, assuming Tetreault continues to comply with the provisions of this Agreement, Exide will provide Tetreault with the following benefits:

(a) Exide will pay Tetreault for 7 days of accrued unused vacation time, less normal deductions for federal and state taxes and other withholdings. In addition, Exide will pay Tetreault an amount equal to two weeks notice pay. The notice pay and payout for accrued unused vacation time will total $23,456.73, less normal deductions for federal and state taxes and other withholdings, and will be paid to Tetreault upon the Effective Date of this Agreement, as defined herein.

(b) Exide will pay Tetreault the amount of $14,948.00 semi-monthly for 6 months (“Separation Payments”), subject to normal deductions for federal and state taxes and other withholdings. The Separation Payments shall not be subject to reduction or mitigation should Tetreault find alternative employment during such six month period. The Separation Payments will be paid to Tetreault in installments, consistent with Exide’s regular payroll schedule and direct deposited into Tetreault’s payroll deposit account.

(c) Tetreault’s medical, vision and dental benefits will continue in a manner substantially the same as those benefits provided immediately prior to Tetreault’s termination and at substantially the same cost to Tetreault (but subject to increases applied to active salaried employees) until the end of the month in which the final Separation Payment is made. All other benefits ceased on the Termination Date. During the period described above, the difference between the cost for benefit continuation coverage that Tetreault would be required to pay under COBRA and the amount Tetreault is required to pay for continuing coverage under this Agreement will be considered imputed income to Tetreault. Tetreault will be responsible for payment of income tax as a result of such imputed income. Following the period of medical, vision and dental benefit continuation specified in this Paragraph, Tetreault may, under certain circumstances, elect to continue participating in Exide’s medical and dental plans for a limited period of time by electing COBRA continuing coverage. Additional information about COBRA continuation may be obtained by contacting Ms. Karen Smith, Manager Employee Benefits, Exide Technologies, 13000 Deerfield Parkway, Bldg. 200, Milton, GA 30004.

(d) Exide will permit Tetreault to keep the iPad, cellular telephone, and printer that Exide gave to Tetreault for his use during his employment with Exide; provided, however, that Tetreault immediately presents the iPad to Exide for review and deletion of any company information stored on the iPad.

(e) Exide will reimburse Tetreault $643.68 for outstanding business expenses incurred by Tetreault up through October 4, 2011. Further, Exide will reimburse Tetreault $1213.53 for outstanding relocation expenses. Also, Exide will reimburse Tetreault for his August, September, and October natural gas expenses, October electricity and water expenses and any other October relocation expenses, provided that Tetreault provides adequate and appropriate documentation of the expenses. Tetreault agrees that he has no outstanding business or relocation expenses besides those listed in this Paragraph.

The above payments and benefits shall be the only payments or awards to which Tetreault shall be entitled and shall be in lieu of and discharge any and all obligations of Exide to Tetreault with respect to his employment with or separation from Exide, including, but not limited to, compensation, lost wages, vacation pay, sick days, and personal days, lost benefits, bonuses, commissions, severance payments, short and long term incentive plan payments or awards, inducements, relocation payments, business expenses, income protection payments, pain and suffering, or any other expectation of remuneration or benefit on the part of Tetreault. Other than the obligations specifically set forth in this paragraph 1, Exide shall have no other obligations to Tetreault. Tetreault understands and agrees that the payments and benefits described herein are greater than that required by Exide’s policies, procedures, or by agreement.

2. Non-Admission of Liability. This Agreement shall not in any way be construed as an admission by Exide as to any liability or that Tetreault has any rights whatsoever against Exide, except as provided in this Agreement, including its Exhibits. Further, Exide specifically disclaims any liability to or wrongful acts against Tetreault or any other person. Similarly, this Agreement shall not in any way be construed as an admission by Tetreault as to any liability or that Exide has any rights whatsoever against Tetreault, except as provided in this Agreement, including its Exhibits. Further, Tetreault specifically disclaims any liability to or wrongful acts against Exide or any other person.

3. Complete Release by Tetreault. As a material inducement to Exide to enter into this Agreement, Tetreault hereby absolutely, unconditionally, and irrevocably releases, acquits, discharges, and waives forever and for all purposes and all respects Exide and each of Exide’s past, present and future parents, affiliates, subsidiaries, divisions, employee benefit plans and trusts, owners, predecessors, successors, assigns, and their agents, managers, directors, officers, partners, shareholders, insurers, and employees, including, but not limited to, their representatives, consultants, investigators, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all complaints, promises, agreements, actions or causes of action, damages (including attorneys’ fees and costs actually incurred), expenses, compensation, penalties, liabilities, and obligations of any kind or nature whatsoever, known or unknown, direct or consequential, foreseen or unforeseen, including, but not limited to, rights arising out of alleged violations of any Exide plans, benefits, policies, practices, or programs, any contracts or commitments, express or implied, or any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on Exide’s right to terminate employees, including, but not limited to, wrongful termination, or any federal, state, or other governmental statute, regulation, or ordinance, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634 (“Claim” or “Claims”), which Tetreault now has, may have, or may claim to have, or which he at any time heretofore had or claimed to have, against Exide up through and including the Effective Date of this Agreement; provided, however, that this release does not cover any claim that cannot be released by law. The listing of specific types of claims as set forth above is not intended to limit in any way the general and comprehensive scope of this release from Tetreault to Exide.

4. No Other Claims. Tetreault represents that he has not filed any complaints or lawsuits against Exide with any state or federal governmental agency or with any court, and that he will not do so at any time hereafter for any event that occurred as of the execution date of the Agreement, and that any complaints or lawsuits filed prior to execution of this Agreement will be withdrawn by him immediately after this Agreement becomes effective.

5. Termination; No Reemployment. Tetreault agrees that his active employment terminated on the Termination Date. Tetreault agrees that he will not seek reemployment by the Releasees or reapply for any position with the Releasees at any time. A breach of this paragraph by Tetreault will constitute a basis for refusal to employ Tetreault or to terminate him if already employed.

6. Cessation of Authority. Tetreault understands and agrees that effective October 4, 2011, he was no longer authorized to incur any expenses, obligations, or liabilities on behalf of Exide.

7. Return of Company Materials and Property. Tetreault understands and agrees that, to the extent he has not already done so, and except as provided in Paragraph 1(d) of this Agreement, he will turn over to Exide all documents, equipment, including, but not limited to, Exide’s computer and peripherals issued to Tetreault, keys, user IDs and passwords, parking pass, files, notes, records, credit cards, and other physical or personal property that Tetreault received from Exide and that are the property of Exide.

8. Non-Disparagement. Tetreault represents and agrees that he will not, directly or indirectly, publish, utter, broadcast, or otherwise communicate, directly or indirectly, any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, current or former Exide employees, Tetreault’s potential and/or subsequent employers and coworkers, and Exide’s suppliers, vendors, and competitors) that are materially adverse to, reflect unfavorably upon, or tend to disparage any or all of the Releasees or the business, products, prospects, or financial condition of any or all of the Releasees, except as otherwise required by court order or subpoena issued by a court or governmental agency.

9. Future Cooperation. As a material inducement to Exide to enter into this Agreement, Tetreault agrees to cooperate with Releasees in any pending or future matters, including, but not limited to, any litigation, investigation, or other dispute in which Tetreault, by virtue of Tetreault’s prior employment with Exide, has relevant knowledge or information.

10. Continuing Effect of Certain Prior Agreements.

(a) Tetreault acknowledges that Tetreault and Exide are parties to a certain Employee Confidentiality And Nonsolicitation Agreement, dated October 15, 2010 (the “Confidentiality and Nonsolicitation Agreement”), which, among other things, governs confidential information, trade secrets, nonsolicitation of employees, and nonsolicitation of customers. Tetreault hereby reaffirms and agrees to the terms of the Confidentiality and Nonsolicitation Agreement. In addition, Tetreault hereby acknowledges that the definition of “Confidential Information” contained in the Confidentiality and Nonsolicitation Agreement includes all Human Resources information, programs, policies, practices, and procedures relating to Exide. A copy of the Confidentiality and Nonsolicitation Agreement is attached hereto as Exhibit 1.

(b) Tetreault acknowledges that Tetreault and Exide are parties to a certain Intellectual Property Assignment Agreement, dated October 15, 2010 (the “Intellectual Property Assignment Agreement”). Tetreault hereby reaffirms and agrees to the terms of the Intellectual Property Assignment Agreement, which is attached hereto as Exhibit 2.

(c) Tetreault acknowledges that Tetreault and Exide are parties to a certain Corporate Card Liability Acknowledgement agreement, which Tetreault signed on October 15, 2010 (“Corporate Card Liability Acknowledgement”). Tetreault hereby reaffirms and agrees to the terms of the Corporate Card Liability Acknowledgement, which is attached hereto as Exhibit 3.

11. Confidentiality. Tetreault represents and agrees that he will keep the terms, amount, and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement or the underlying claims, if any, to anyone; provided, however, that Tetreault may disclose the terms and amount of this Agreement to Tetreault’s spouse, if any, attorneys, tax preparers, financial advisor(s), and/or the Internal Revenue Service; provided further that Tetreault may disclose this information pursuant to a court order or subpoena issued by a court or governmental agency. Tetreault agrees to hold those persons to whom the fact and terms of this Agreement are disclosed under this section of this Agreement to the same terms of confidentiality as apply to Tetreault.

12. Consultation with Counsel. Tetreault represents and agrees that he fully understands his right to discuss this Agreement with his private attorney(s); that he availed himself of this right and was represented by counsel in negotiating this Agreement; that he has carefully read and fully understands all of the provisions of this Agreement; and that he is voluntarily entering into this Agreement.

13. No Representations. Tetreault represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by Exide, or by any of its directors, officers, employees, agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

14. Acceptance and Revocation. This Agreement was presented to Tetreault for review and consideration on October 6, 2011 (“Review Date”). Tetreault understands that he has twenty-

one (21) days from the Review Date within which to decide whether to execute this Agreement and return it to Barbara Hatcher, EVP and General Counsel, Exide Technologies, 13000 Deerfield Parkway, Bldg. 200, Milton, Georgia 30004. If Tetreault does not return this Agreement fully executed within twenty-one (21) days of the Review Date, any offer implied by the Agreement’s presentation is withdrawn in its entirety at that time. Tetreault further understands that he has seven (7) days following the execution of this Agreement within which to provide Exide with written notice of revocation of the Agreement (“Revocation Period”) to Barbara Hatcher, EVP and General Counsel, Exide Technologies, 13000 Deerfield Parkway, Bldg. 200, Milton, Georgia 30004. If said written notice of revocation is not received by Exide by the close of business on the seventh day following Tetreault’s execution of this Agreement, this Agreement shall be final, binding, and irrevocable.

15. Effective Date. This Agreement shall not become effective in any respect until (i) Tetreault has signed this Agreement; (ii) the Revocation Period has expired without notice of revocation by Tetreault; and (iii) Tetreault has complied with all terms of this Agreement, unless specifically noted or agreed to in writing by the Company (“Effective Date”).

16. Sole and Entire Agreement. Other than the Confidentiality and Nonsolicitation Agreement, the Intellectual Property Assignment Agreement, and the Corporate Card Liability Acknowledgement, which all shall remain in full force and effect, this Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior contracts, letters, inducements, agreements, arrangements, plans, communications, commitments by plan, policy, practice or otherwise, discussions, representations, warranties, or understandings between the parties on the subject matter hereof.

17. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia.

19. Knowing and Voluntary Waiver. For the purpose of implementing a full and complete release and discharge of Exide, Tetreault expressly acknowledges that this Agreement is intended to include in effect, without limitation, all Claims that Tetreault does not know or suspect to exist in his favor at the time of execution thereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed in Atlanta, Georgia, this 25th day of October, 2011.

/s/ Edward R. Tetreault
Edward R. Tetreault

Executed in Atlanta, Georgia, this 25th day of October, 2011

By:	/s/ Barbara A. Hatcher
Exide Technologies

	By:	EVP and General Counsel